Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated April 19, 2012 relating to the financial statements of Great Plains Financial Corporation and as of and for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Kerber, Eck & Braeckel LLP

Springfield, Illinois
February 11, 2014